Exhibit 3.1


                          Articles of Incorporation of
                The Murdock Group Career Satisfaction Corporation



We, the undersigned natural persons of the age of twenty-one years or more, being the Directors and Shareholders of a corporation under the Utah Revised Business Corporation Act, Chapter 10 of Title 16 of the Utah Code of 1953, as amended, adopt the following Articles of Incorporation for such corporation:



                                 Article I. Name

The name of this corporation is Murdock Group Career Satisfaction Corporation.



                               Article 2. Duration

The period of its duration is perpetual.



                               Article 3. Purposes

A. This corporation is organized for any and all lawful purposes for which corporations may be organized under this Act, but is primarily organized to engage in career-related businesses.

B. The corporation shall have and exercise all powers necessary or convenient for the carrying out of any or all of the purposes for which it is organized.



                                Article 4. Stock

A. The aggregate number of shares which the corporation shall be authorized to issue is 100,000,000 shares of "Class A Common Voting Shares" with no par value, and 100,000,000 shares of "Class B Common Non-Voting Shares" with no par value. Classes A and B shall have the same rights and preferences, except that Class B shares shall have no voting rights.

B. Fully paid stock of this corporation shall not be liable to any call and shall be nonassessable, and shall not be subject to any preemptive rights.



                           Article 5. Registered Agent

The name of the registered agent and the address of the registered office of the corporation are as follows: K.C. Holmes, 5295 South 300 West, 3rd Floor, Salt Lake City, Utah 84107.

                          /s/Mr. K.C. Holmes
                          -------------------
                          Mr. K.C. Holmes


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                              Article 6. Directors

The number of directors constituting the Board of Directors of this corporation shall be not less than two (2) nor more than seven (7), as determined by vote of the board. The names and addresses of the members of the initial Board of Directors, who are to serve until their successors are elected and qualify, are as follows:

K.C. Holmes, 5295 South 300 West, 3rd Floor, Salt Lake City, Utah, 84107.

Heather Stone, 5295 South 300 West, 3rd Floor, Salt Lake City, Utah 84107.



                            Article 7. Incorporation

The incorporator is K.C. Holmes, 5295 South 300 West, 3rd Floor, Salt Lake City, Utah 84107, who has signed these Articles of Incorporation under penalty of perjury.



                           Dated  this  5th  day  of  November, 1997.



                           /s/Mr. KC Holmes.
                           -----------------
                           Mr. K.C. Holmes


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